[GRAPHIC OMITTED]
                             Nittany Financial Corp.



                          Public Common Stock Offering

                              Up To 210,000 Shares

                                 $9.50 per share



Own a part of State College's Hometown Bank. We invite you to participate in continuing the expansion and growth of a new financial services tradition in the State College area. Nittany Bank is seeking additional capital to continue their implementation of the best people, products, technology and facilities in the community.


                                                          [GRAPHIC OMITTED]
                                                          Nittany
                                                          Asset Management, Inc.


                                                          [GRAPHIC OMITTED]
                                                          Nittany Bank


These materials are neither an offer to sell nor a solicitation of an offer to buy securities. See the "Risk Factors" section of the Prospectus for a discussion of certain matters that should be considered carefully before you decide to purchase our shares. The offering is made only by the prospectus.

A Story of Growth......

Strong Loan and Deposit Growth
------------------------------

                                [GRAPHIC OMITTED]
                    Graph Depicting Loan and Deposit Growth -
                       Vertical Axis $0, $10,000,000, $20,000,000, $30,000,000,
                         $40,000,000, $50,000,000 and $60,000,000.
                       Horizontal Axis 1998, 1999, 2000.



2000 In Review
--------------
> Continued Balance Sheet           [GRAPHIC OMITTED]
  Growth and                          Graph - Horizontal Axis $0, $10,000,000,
  Diversification                               $20,000,000, $30,000,000,
> 6 Consecutive Quarters of                     $40,000,000, $50,000,000,
  Profitability After                           $60,000,000, and $70,000,000.
  Attaining In Only 11                        Vertical Axis 1998, 1999, 2000.
  Months


A Story Of Stability......

>    Gained profitability after only 11 months of operation.
> Attracting the best and most experienced banking professionals in the community. 20 employees with over 200 years combined experience.
> Customer satisfaction and loyalty extremely strong as community momentum behind "State College's Hometown Bank" grows.


A Story Of Expansion......

>    Currently opening our 4th office location in the State College community.
>    No fee access to over 50 ATM's through the Liberty ATM alliance.
>    Installing our 5th ATM at the new Nittany Bank Financial Center
>    Over 7,000 accounts now call Nittany Bank home.
>    Averaged over 200 new checking and savings accounts per month in 2000.

                            QUESTION AND ANSWER SHEET

We, the executive officers and directors invite you to join us in participating in our stock offering. We hope this question and answer sheet will answer any questions you have about this opportunity.

         Samuel J. Malizia, Chairman of the Board
         David Z. Richards, Director, President and Chief Executive Officer
         David K. Goodman, Jr., Director
         William A. Jaffe, Director
         J. Garry McShea, Director
         Donald J. Musso, Director
         D. Michael Taylor, Director
         Richard C. Barrickman, Senior Vice President
         John E. Arrington, Vice President & President of Nittany Asset Management, Inc.
         Matthew J. Ford, Assistant Vice President and Controller
         Alta M. Klinger, Assistant Vice President
         Virginia A. McAdoo, Assistant Vice President
         Penelope T. Rhoades, Assistant Vice President

Why are we selling more stock?

We raised $5,700,000 in our initial public offering in 1998 and approximately $1,500,000 in our additional offering that was completed on March 31, 2000. Our assets have increased approximately $49,000,000 to $71,000,000 at March 31, 2001 from $23,000,000 when we commenced business on October 23, 1998. Because we have exceeded our growth projections from our original business plan, we need additional capital to continue to grow Nittany Financial Corp. and its subsidiaries, Nittany Bank and Nittany Asset Management, Inc. With the additional proceeds, we will be able to continue to expand with the opening of our fourth office in the fall of 2001 and increase our loan portfolio and customer base.

The funds will be used by Nittany Bank to make loans into our local community. More capital means that Nittany Bank will be able to lend more money in the aggregate and to an individual borrower. The offering, if fully sold, will raise our legal lending limit to any one borrower to approximately $1,000,000.

Who are our shareholders?

The majority of our shareholders are residents of the State College area. We have been strongly supported by families and small businesses in this market. Our directors and executive officer own approximately 35% of us and have committed to purchase over 30,000 shares in this secondary stock offering.

Who may buy the stock?

The first opportunity to purchase stock will be given to the existing stockholders of Nittany Financial Corp. and the customers of Nittany Bank. Any remaining stock will be available to the general public. Nittany Financial Corp. reserves the right to reject any order in part or in whole.

Are members of the community involved in Nittany Bank?

Nittany Bank has created a Community Advisory Board of Directors to help evaluate the needs of the community and to solicit ideas and comments from the business community and general public. The members are all local residents of the State College area and consist of:

         Mr. Craig Avedesian                         Ms. Lori Pacchioli
         Mr. Patrick Dougherty                       Ms. Ann Riley
         Dr. Richard Doerfler                        Mr. Richard Shore
         Ms. Kelly Grimes                            Mr. Donn Wagner
         Mr. James Meister                           Mr. William Updegraff

Why are people banking at Nittany Bank?

>       Personal Bankers
>       3% Checking and 5% Savings
>       Answers
>       Phones not answered by computers, but by real people
>       Flexible, low fee lending
>       Professional, experienced and customer-oriented staff

How have we performed since we commenced business on October 23, 1998?

Our stock is traded on the OTC Electronic Bulletin Board under the symbol ANTNY.@ We have exceeded all of our growth and income projections. We became profitable in only our eleventh month of operations, which is less than half the time it generally takes a newly-chartered bank to operate at a profit. Since then we have been profitable every month and reported a $150,000 profit in only our second full year of operation. We declared a 10% stock dividend to our stockholders of record as of December 31, 2001. As of March 31, 2001, we had over 7,000 accounts and $71 million in consolidated assets. Please refer to our prospectus for our financial information.

What can I expect in return for my investment?

Our officers and directors are optimistic about our future. Please refer to the prospectus which describes the risk factors associated with an equity investment in us.

Must I be a shareholder of Nittany Financial Corp. or a customer of Nittany Bank to purchase shares in the stock offering?

Until July 31, 2001, our current shareholders and customers have first priority to purchase shares in the offering. After July 31, 2001, any remaining shares may be sold to the general public.

How do I purchase shares in the stock offering?

Complete, sign and submit the enclosed irrevocable Subscription Application in the prospectus, with full payment, payable by check, bank draft or money order. You may send or mail your application to: Nittany Bank, Escrow Agent for Nittany Financial Corp., at:

                  By Mail                             In Person
                  -------                             ---------

                  P.O. Box 10283                      116 E. College Avenue
                  Calder Square                       State College, PA  16801
                  State College, PA  16805

Subscription funds received will be deposited into an escrow account with Nittany Bank pending completion of the stock offering.

Can my investment be held as an IRA?

Talk to your broker or custodian about your self-directed IRA. They should be able to purchase the shares for you. If not, you will need to transfer your IRA to a custodian that will be able to handle the transaction. Please contact us for further information.



                                    QUESTIONS

                                    Call Us:
                                 (814) 238-5724
                                  Monday-Friday